Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D.
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Acquires CloudCME

HealthStream expands its presence as a market leader in healthcare continuing education and continuing medical education management with the acquisition of another powerful application specifically designed for healthcare organizations and their workforce

Nashville, Tennessee (May 18, 2022) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced the completion of its acquisition of the remaining equity interest of CloudCME, a Nashville-based healthcare technology company with a nationwide customer base. HealthStream originally invested in CloudCME in March 2019 when it purchased approximately 20 percent of the equity interest in the company. With its acquisition today of the remaining equity interest in CloudCME, HealthStream gains a best-in-class SaaS-based application for managing all aspects of continuing education within a healthcare organization.

Across all healthcare organizations where patient care is delivered, many hours of CME/CE (“continuing medical education / continuing education”) for physicians and clinical staff are mandated—with the amount and frequency required dependent upon state requirements and particular area of practice. The CloudCME application supports CME, CNE, CPE, Joint Accreditation, and many other credit types, including those designated via providership statuses or obtained via approving bodies. With this acquisition, HealthStream adds an essential application to its ecosystem for all of the critical workforce needs of healthcare organizations associated with CME/CE management.

“As the founder of CloudCME, I am excited about this next level of growth for the company as part of HealthStream—with their ability to further support our customers with resources, great customer care, and innovation,” said Karl Wilkens, Chief Executive Officer, CloudCME. “Our commitment to excellent technology and customer service is strongly shared by HealthStream and I am, therefore, pleased that our customers will continue to receive the same outstanding service they’ve grown to expect from us over the years. I am also excited by the opportunity to join HealthStream in furtherance of our shared vision to ultimately improve the quality of healthcare.”

Its user friendliness, intuitive design, and powerful capabilities have made CloudCME a leading application among healthcare organizations for CME/CE management and delivery. Healthcare organizations using CloudCME are provided with a branded web portal for all their CME/CE operations, as well as a branded mobile app for all of their users. A faculty portal provides quick access to all facets of faculty management, along with a robust content management feature for syllabi, faculty-uploaded presentation slides, PDFs, or videos. Pre-test, post-tests, as well as numerous reporting capabilities are among its many features and capabilities. An attendee portal for live CME/CE events streamlines administration and use for both the healthcare organization and the individual healthcare professional participant.

“I want to warmly welcome all of CloudCME’s customers, users, and employees to HealthStream as we work together to continue supporting the delivery and management of quality CME and CE,” said Kevin O’Hara, Senior Vice President & General Manager, Platform Solutions, HealthStream. “The addition of CloudCME, coupled with our acquisition of Rievent Technologies at the end of 2021, establishes HealthStream as a market-leader for CME and CE management and delivery applications for healthcare organizations and their workforce.”

Terms of the Transaction:

The purchase price paid for the outstanding equity of CloudCME that HealthStream did not previously own was approximately $4.08 million in cash, subject to post-closing working capital adjustment, and $4.08 million in shares of HealthStream’s common stock issued through a private placement.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, the Company’s Quarterly Report on Form 10-Q for three months ended March 31, 2022, filed on April 28, 2022, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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